Exhibit 99.2
On February 21, 2008, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter and year ended December 31, 2007 as well as an update on the Company’s business. The following represents a textual representation of remarks by Kathy Galante, Investor Relations, Colin Goddard, Ph.D., Chief Executive Officer of the Company, Gabriel Leung, Executive Vice President and President, (OSI) Oncology and Michael G. Atieh, Executive Vice President, Chief Financial Officer and Treasurer of the Company.
Operator
[Operator’s Instruction]
Kathy Galante
Good afternoon and welcome to our year-end call. Joining me today, I have Colin Goddard, our Chief Executive Officer; Mike Atieh, our Chief Financial Officer; and Gabe Leung, President of our oncology business. We will begin with Mike, who will provide you with a summary of the financial results and guidance for 2008, after which Colin will come back and discuss corporate development in our oncology and diabetes/obesity programs.
Before we begin, I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statements. I refer you to our SEC filings for a detailed description of the risk factors affecting our business.
Michael Atieh
[Michael Atieh discusses year end information]
Colin Goddard
Thanks, Mike. In 2007, we set out to appropriately balance the business around three core tenets; execution —together with our partners at Genentech and Roche — on our Tarceva program; the prioritization of our R&D investments around novel and highly differentiated assets; and the delivery of strong financial performance in a year that we committed to taking the Company profitable in an emphatic fashion. We believe that 2007 was a very successful year and one that has the Company on track for a strong 2008.
As Mike has mentioned, 2007 was a strong year for Tarceva, and we exited 2007 with a fourth quarter annualized run-rate of $1 billion for global Tarceva sales — the universally recognized standard for a ‘blockbuster’ in our industry. We are proud of the fact that Tarceva has achieved this milestone just three years after its November 2004 U.S. launch and — most importantly — has become an important and valuable contributor to the treatment of lung and pancreatic cancer patients around the world. While competition in the oncology area continues to be significant, we believe this established role for Tarceva in the care of cancer patients, coupled to our robust, ongoing development and label expansion program, positions the brand for continued growth as we go forward.
In 2008, we foresee the potential for credible U.S. sales growth based on: a refined promotional program in pancreatic cancer; tactical programs designed to ease reimbursement issues; continued selling efforts to counter the practice economic disadvantage to oral therapies; and the impact of the recent price increase, which was effective on February 6th. We note that there are no unusual inventory or return issues in the fourth quarter and believe that the combination of the increased reserve levels and the outcome of ongoing discussions with Genentech concerning possible changes to the Tarceva returns policy should substantially ameliorate this as an issue going forward.
We believe that we will continue to see robust growth in the rest of the world markets in 2008. We are continuing to witness an effective “rolling” European launch of Tarceva in pancreatic cancer. And our Japanese partner, Chugai, is in the early stages of what we think will be a successful Japanese launch for non-small-cell lung cancer. Our partner was successful in achieving a favorable price in Japan (of 10,500 Yen per 150mg tablet) and is demonstrating a strong commitment to the brand.

Many of you will have noticed both press and analyst commentary concerning an ongoing legal clash with the generics industry in India. Tarceva was one of the first small molecule oncology drugs granted a patent in India (in July 2007) following India’s 2005 amendment of their patent laws to conform with the WTO’s agreement on trade-related aspects of intellectual copyrights. Recently, Cipla Ltd. — a major Indian generics manufacturer — announced its intention to launch a generic version of erlotinib in India, and we — together with our partners at Roche — filed for an injunction against this launch. A decision is anticipated at any time. The situation is symbolic of the increasingly aggressive activities of the generic industry toward innovator intellectual property rights, with challenges to innovator intellectual property around the world becoming increasingly common.
We — together with Genentech and Roche — have continued to assess the Tarceva IP estate both in the U.S. and around the world and have developed an aggressive and proactive strategy going forward designed to protect and pursue our IP interests on a global basis.
We continue to conduct a robust development program for Tarceva, and we remain confident that our program will continue to drive label expansion and sales growth of the brand. Clearly, the anticipated second-half data unblinding for SATURN and BETA lung phase III trials — if positive — has the potential to substantially improve the competitive positioning of the brand by demonstrating the value of Tarceva in a maintenance mode following front-line treatment of non-small-cell lung cancer patients and — in combination with Avastin — in extending the survival of second-line non-small-cell lung cancer patients. We believe the convenience of oral Tarceva therapy is ideally suited to a maintenance setting and are excited about the prospects of an all-targeted therapy combination regimen in the second-line setting. There are no remaining planned interim analyses for SATURN, while the BETA protocol includes one remaining planned interim analysis after a certain proportion of events have occurred, which will assess safety and also efficacy. We also filed our smoking PK data as a supplement to the NDA at the end of 2007 and anticipate action on this in the fourth quarter.
In addition to the 2008 phase III data read-outs, we anticipate the possibility of top-line data from three additional phase II/III trials in 2009/10: the ATLAS Tarceva/Avastin front-line maintenance non-small-cell lung study, the CALGB sponsored front-line “never-smoker” studies in lung cancer, and the EORTC sponsored front-line maintenance study in ovarian cancer. We are also making good progress in catching up on accruals to our RADIANT non-small-cell lung cancer trial in the adjuvant (that’s Stage I through IIIa setting). We have approximately 300 patients screened and approximately 100 patients randomized to date. We continue to believe that this study — which we don’t expect to read out until the 2014/15 timeframe — remains a critical component of the latter stages of the Tarceva lifecycle plan.
In addition to these studies that we have previously highlighted for investors, we would like to draw your attention to some of the planned or recently initiated studies that we believe will play an important role in building the Tarceva franchise in the longer term. We’re contemplating a Tarceva phase III trial comparing a combination of Nexavar and Tarceva with Nexavar monotherapy in hepatocellular carcinoma. Separate phase II trials have indicated a median survival of 10-13 months with Tarceva monotherapy in HCC, and the phase II Avastin/Tarceva combination trial — demonstrating a median survival of 19 months (which was presented at last year’s ASCO meeting) — shows the compatibility of an anti-angiogenesis/anti-EGFR regimen in this setting. The planned study could address an important strategic goal for OSI in demonstrating the value and utility of all-oral combinations of targeted therapies in treating human cancer and could potentially read-out in 2011.
Our partner Roche has recently initiated a randomized phase II trial named TASK that treats patients with either Avastin plus Tarceva or chemotherapy plus Avastin in the first-line non-small-cell lung cancer setting. They are also preparing to run a second randomized phase II trial called RACHEL, which seeks to examine the impact of dose escalating Tarceva to grade II rash in combination with a fixed standard dose of gemcitabine in pancreatic cancer patients. The third randomized phase II trial called MARK focuses on evaluating a number of biomarkers in addition to assessing efficacy outcomes for Tarceva monotherapy and best supportive care treatments in advanced pancreatic cancer patients who have failed prior chemotherapy.
We also have a comprehensive investigative sponsored trial program for Tarceva, currently comprising over 250 ongoing or planned clinical trials. This program is aimed at exploring additional potential treatment regimens and opportunities for the brand. The program includes some strategically important exploratory initiatives such as three trials that explore the ongoing use of Tarceva in a “treatment beyond progression” mode.
In 2008, we see three major competitor events on the horizon. At this year’s ASCO meeting, we anticipate data presentations for Alimta and Erbitux phase III trials in multiple-cell lung cancer that have been previously announced as having positive outcomes. We also expect a topline data announcement of the ongoing Zactima versus Tarceva phase III trial. While we — from our assessment of published Zactima data and our understanding of Tarceva — consider it relatively unlikely that Zactima will prove to be superior to Tarceva, we recognize an element of competitive risk in all three of these events. There are additional ongoing studies that could impact the Tarceva franchise and we fully appreciate the ongoing, long-term competitive nature of the cancer — and particularly the lung cancer markets. Nonetheless, with a $1 billion a year global sales exit rate for 2007 — and the robust ongoing development and label expansion program outlined above — we believe that it will take a remarkably unfortunate and — we think unlikely — confluence of negative events in order to counteract our anticipation of continued growth for the Tarceva brand.
Moving onto the pipeline, as you know, we have identified four key development assets in our portfolio — two each in oncology and diabetes/obesity — that we believe have significant potential. We have two ongoing phase I trials for OSI-906, our small molecule IGF-1 receptor inhibitor, exploring both continuous and intermittent dosing schedules. We expect to initiate an additional combination phase I trial with Tarceva later in the year. We have submitted an IMPD to the European regulatory authorities with a view to initiating the clinical program for OSI-027, our next-generation mTOR inhibitor, in the first part of this year. OSI-027 inhibits both the TORC-1 and TORC-2 mTOR signaling complexes, and pre-clinical results have shown this to be very active, but to carry an appreciable toxicity burden. The biology of our approach is very attractive from an EMT perspective, and we’re hopeful that we can explore an effective regimen for what could be a very promising clinical agent.
On the diabetes/obesity front, the preclinical programs for both PSN821 — our GPR-119 agonist — and PSN602 — our S1RUP program candidate — continue on track for clinical program initiation later this year.
Our oncology research efforts continue to focus on exploiting our growing understanding of epithelial-to-mesenchymal transition biology and, in support of this effort, we paid our first milestone to our partners AVEO in the fourth quarter for transfer of the first of a series of animal models that we believe will provide benefits to both our drug discovery and translational research efforts in this arena. We have also completed an asset acquisition from a very small company called AdipoGenix — totaling approximately $2 million — in the fourth quarter. The AdipoGenix platform adds useful flat cell screening technology and some early chemistry in support of our diabetes and obesity drug discovery research efforts.
Our DP-IV patent estate continues to be a very valuable asset to the organization and with Merck reporting a 2007 annualized exit run-rate for Januvia/Janumet sales of approximately $1.2 billion we expect to see continued growth in the royalty stream that we receive from this patent estate in 2008. The reason for the termination of our internal DP-IV program — lack of sufficient DP8/9 selectivity — is likely to be an issue for some — but not all- players in this space and has, in the near term, allowed Merck to secure a dominant position. Merck were the original partners of Probiodrug from whom we acquired the estate and, as such, we have a more robust royalty schedule from that license than the norm. Royalties escalate modestly as milestone sales levels are met, so it is reasonable to assume slightly more than a 2% average royalty on Januvia/Janumet sales.
[Dr. Goddard provided concluding remarks and a question and answer session then followed.]